From: [redacted] Fax: [redacted] To: [redacted] Fax: [redacted]

Filed in the Office of	Business Number C17649-1995
FVAguilar	Filing Number 20232889826
Secretary of State State Of Nevada	Filed On 1/18/2023 12:40:00 PM
	Number of Pages 4

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State:

LIVE CURRENT MEDIA INC.

Entity or Nevada Business Identification Number (NVID): NV19951140509

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

- [ ] Certificate to Accompany Restated Articles or Amended and Restated Articles
  - [ ] Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______
    The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
  - [ ] Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

- [ ] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)
  The undersigned declare that they constitute at least two-thirds of the following:
  (Check only one box) [ ] incorporators [ ] board of directors
  The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

- [x] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51%

- [ ] Officer's Statement (foreign qualified entities only) -
  Name in home state, if using a modified name in Nevada: ______
  Jurisdiction of formation: ______
  Changes to takes the following effect:
  - [ ] The entity name has been amended.
  - [ ] The purpose of the entity has been amended.
  - [ ] The authorized shares have been amended.
  - [ ] Other: (specify changes) ______
  - [ ] Dissolution
  - [ ] Merger
  - [ ] Conversion

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)

Date: ______ Time: ______
(must not be later than 90 days after the certificate is filed)

5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☐ Articles have been added.
- ☐ Articles have been deleted.
- ☐ Other.

The articles have been amended as follows: (provide article numbers, if available)

The articles of incorporation of Live Current Media, Inc. are amended by deleting Article 4 in its entirety and inserting in its place the following language.

(attach additional page(s) if necessary)

6. Signature: (Required)

X ______________________ Chief Executive Officer
Signature of Officer or Authorized Signer — Title

X D. ______________________ President
Signature of Officer or Authorized Signer — Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

4. (a) The aggregate number of shares of capital stock that the Corporation will have authority to issue is Nine Hundred and Fifty Million (950,000,000) shares, consisting of (i) Eight Hundred and Fifty Million (850,000,000) shares of common stock, par value $0.001 per share (the "**Common Stock**"), and (ii) One Hundred Million (100,000,000) shares of preferred stock, par value $0.001 per share (the "**Preferred Stock**").

(b) Common Stock. The holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors. In the event of any voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the Common Stock held by each. Each share of Common Stock shall have one vote with respect to all matters submitted to the shareholders for a vote. Notwithstanding the foregoing, all rights of the Common Stock shall be subject to any superior or parallel rights of any series of Preferred Stock

(c) Preferred Stock.

(i) The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock, including, but not limited to the following:

(A) The right to receive dividends, if any, rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(B) Whether such shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(C) The amount payable upon such shares, if any, in the event of voluntary or involuntary liquidation;

(D) Sinking fund or other provisions, if any, for the redemption or purchase of such shares;

(E) The terms and conditions on which such shares may be converted into shares of any other class or series;

(F) The right of such shares to exercise voting powers, if any; and

(G) Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of such shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

(ii) The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or any other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or any other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

(iii) In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated

and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease nor exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.